Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
FUELCELL ENERGY, INC.

It is hereby certified that:

1.  The name of the corporation is FuelCell Energy, Inc. (the “Corporation”).

2.  The Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), is hereby amended by adding the following paragraph to the end of Article Fourth of the Certificate of Incorporation:

“Effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each twelve (12) (the “Reverse Split Factor”) shares of the Common Stock issued and outstanding or held in the treasury (if any) immediately prior to the Effective Time shall be automatically combined and converted, without further action, into one (1) validly issued, fully paid and non-assessable share of Common Stock with a par value of $0.0001 per share, subject to the treatment of fractional shares.  No fractional shares shall be issued and, in lieu thereof, any holder of Common Stock immediately prior to the Effective Time who would otherwise be entitled to a fraction of a share shall be entitled to receive a cash payment (without interest) in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the Common Stock, as reported on The Nasdaq Global Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

3.  The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.  Except as specifically set forth herein, the Certificate of Incorporation will not be amended, modified or otherwise altered by this Certificate of Amendment.  For the avoidance of doubt, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue.

5.  This Certificate of Amendment will become effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by the undersigned officer this 8th day of May, 2019.

     By:/s/ Michael Bishop_______

     Name:Michael Bishop

     Title:Senior Vice President